UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 27, 2017

Longbau Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-194583	46-5011565
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

No. 100-11, Sec. 1, Zhongqing Rd

North Dist,, Taichung City 404,

Taiwan (R.O.C)

(Address of principal executive offices, including zip code)

+ 852 58059452

(Registrant’s telephone number, including area code)

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2017, the Board of Directors (the “Board”) of Longbau Group, Inc. (the “Company”) increased the number of directors from three to six, effective July 1, 2017. To fill the three vacancies, on April 27, 2017 the Board appointed Dr. Chung Der Wu, Hsiang-Jen Cheng, and Chin-Shan Ko to serve on the Board, effective July 1, 2017.

Dr. Chung Der Wu joined Foxconn Technology group in 2012 and has been working as Assistant Vice President for five years, is responsible for incubating internal new businesses with his experience in technology and management. Previously he worked at the Institute of Information Industry, a Taiwan software national lab, for various innovative technologies. He was also a founding member in a Taiwan telecom. Prior to 2001, he worked at Lucent Technologies in the United States as a telecommunications equipment product manager, and was responsible for the South America and Taiwan market. Throughout his 30+ years of experience, Dr. Wu has worked in various different fields and the Company believes his experience can make a great contribution to the Company. Dr. Wu holds a Ph.D in Nuclear Engineering from the University of Cincinnati and an Masters of Business Administration from the University of Phoenix.

Mr. Hsiang-Jen Cheng currently serves as Chairmen of Chuanpu Insurance Broker Co., Ltd., Chairmen of Global International Insurance Agency Co., Ltd., and President of the Insurance Brokerage Association of Taiwan. Mr. Chen previously served as Senior Vice General Manager at TransGlobe Life Insurance, Inc. Mr. Chen received a Bachelor of Arts degree from the Department of Business Administration at the Fu Jen Catholic University.

Mr. Chin-Shan Ko founded Chao Yuon Co., Ltd. (“Chao Yuon”) in 1992. Chao Yuon mainly produces wire shelving, metal furniture and related products and provides OEM/ODM services. Chao Yuon has 70 employees and has a turn-over of $7 million. Chao Yuon’s clients includes AGA Marvel, YAMAZEN, IRIS OHYAMA, ParagonCare Group, Space Logic, TECHNIBILT. Chao Yuon also cooperates with the famous designer Peter Opsvik from Norway (Globle Concept).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2017	Longbau Group, Inc.
(Registrant)

	By:	/s/ Tsai Ko
Tsai Ko, Chief Executive Officer